Exhibit 99.1
August 18, 2011
Dear Shareholder:
The second quarter of 2011 reflected continued growth and profitability for The National Bank of Indianapolis Corporation. We are pleased to report that total assets at your Corporation were $1.441 billion at June 30, 2011 compared to $1.293 billion a year ago — an increase of $148 million or 11%.
Also in the second quarter of 2011, your Corporation earned $1,038,000 or $0.43 per fully diluted share compared to $836,000 or $0.35 per fully diluted share in the second quarter of 2010. Book value per share at June 30, 2011 equaled $36.59.
Results for the second quarter of 2011 include a provision for loan losses of $989,000 compared to our second quarter net charge-offs of $864,000. Loan charge-offs in the second quarter were limited to a small number of borrowers, many of whom were affected by the general decline in the economy. In addition to covering net charge-offs, the increased provision for loan losses served to build the reserve for loan losses to more than $16,100,000. We believe this is prudent in light of continued weakness in the economy.
Our second quarter performance was positively impacted by our loan portfolio and our deposit base. Loans increased $46 million or 5.2% from June 30, 2010. While cautious, the Bank continues to make loans to creditworthy borrowers. Deposits showed growth of $129 million or 11.7% from June 30, 2010 despite strong competition.
Fee income was an important factor in our second quarter results. For the second quarter of 2011, the Bank generated fees in excess of $3,466,000, up 4.8% from 2010. Several categories of fees performed well. The Wealth Management Division provided meaningful contributions to total fee income. At June 30, 2011, assets under administration in our Wealth Management Division totaled $1,401 million and fees increased 16% over last year. While residential mortgage banking income was below last year’s high level, mortgage activity was still robust as clients continued to take advantage of lower interest rates. Finally, interchange income grew 17% as the economic recovery produced an increased level of retail sales and commerce.
It has been almost exactly one year since President Obama signed into law the most sweeping overhaul of the financial services industry since the Great Depression. The Dodd-Frank Act comprised over 2,300 pages of changes and reforms, ranging from orderly liquidation of failing firms to consumer protections to deposit insurance limits. The historic legislation promised to alter the financial services industry in numerous ways. However, a full year after passage, regulators are still trying to write many of the actual regulations called for by the Act. As of June 30, the Consumer Financial Protection Bureau still had not started, required capital levels had not been finalized, and there is still great debate about how to handle financial firms that are “too big to fail”. At the same time, new regulations have been passed that have little to do with the financial crisis, such as limiting debit card interchange fees. Couple this regulatory uncertainty with the weak economy and the large federal deficit and you get a very challenging environment in which to operate a bank.

It is with regret that we announce Todd Stuart has departed from the Board of Directors in order to focus his time and energy on personal matters. While we must respect his decision, we will miss Todd’s leadership and advise. Elected to fill this Board seat at the annual shareholder’s meeting was Nathan Feltman. Nate is co-owner and President of Home Health Depot. He previously served as Secretary of Commerce for the State of Indiana and CEO of the Indiana Economic Development Corporation. Nate has also been a partner with the law firms Baker & Daniels, Ice Miller, and Altheimer & Gray. We look forward to Nate’s wise counsel and broad experience.
In summary, we believe that The National Bank of Indianapolis Corporation is well-positioned to meet the many challenges of 2011. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

SECOND QUARTER 2011 HIGHLIGHTS
Selected Balance Sheet Information

(in thousands)	June 30, 2011	June 30, 2010	Dec. 31, 2010
	(unaudited)	(unaudited)
Total Assets	$1,441,307	$1,292,720	$1,441,393
Loans	935,343	888,920	901,756
Reserve for Loan Losses	(16,167)	(15,523)	(15,134)
Investment Securities	271,133	171,767	190,353
Total Deposits	1,236,380	1,107,201	1,238,840
Shareholders’ Equity	84,502	75,905	79,357
Selected Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Interest Income	$10,162	$9,370	$20,099	$18,591
Provision for Loan Losses	989	1,234	2,678	2,469
Non-Interest Income	3,466	3,307	6,740	6,240
Non-Interest Expense	11,459	10,464	20,902	20,686
Pretax Income	1,180	979	3,259	1,676
Net Income	1,038	836	2,655	1,458
Selected Per Share Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic Earnings per share	$0.45	$0.36	$1.15	$0.63
Diluted Earnings per share	$0.43	$0.35	$1.09	$0.62
Book Value per Share	$36.59	$32.78	$36.59	$32.78